EXHIBIT 10.2

Innovus Pharmaceuticals, Inc.

Amended and Restated Non-Employee Director Compensation Plan

Effective as of October 1, 2013

The following Amended and Restated Non-Employee Director Compensation Plan (the “Plan”) replaces the Non-Employee Director Compensation Plan, dated July 1, 2013 and is available to non-employee members (the “Participants”) of the Board of Directors (the “Board”) of Innovus Pharmaceuticals, Inc. (the “Company”).

Equity Awards for Participants

Under the Innovus Pharmaceuticals, Inc. 2013 Equity Incentive Plan (the “EIP”) each Participant shall receive a quarterly Stock Unit Award (the “SUA”), the fair market value of which shall be equal to either (i) $3,000 for Outside Directors, as defined below, and (ii) $6,000 for the Chairman of the Board (the “Chairman”), both awards shall be determined by the per share closing price of the common stock on the date of award. Outside Directors are Participants who do not serve as Chairman of the Board (“Outside Directors”). For clarification, the term “Participants”, as used in this Plan, includes both the Outside Directors and the Chairman. Each SUA shall be granted pursuant to a Stock Unit Agreement (the “Agreement”) between the Company and the Participant in the form approved by the Board pursuant to the EIP.

The SUAs shall be granted and fully vested on the first business day following March 31, June 30, September 30, and December 31 (each a “Date of Award”). Notwithstanding the foregoing, the SUAs will not be settled in common shares of the Company stock until: (i) any and all tax withholding obligations are satisfied, as described in the Agreement, and (ii) the earlier of the Participant’s voluntary or involuntary resignation from the Board or ten (10) years from the Date of Award. Further, if a Participant voluntarily resigns from the Board prior to the completion of the three (3) month compensation period, then such Participant’s SUA for that quarter shall be forfeited in whole but any vested, unsettled SUAs shall not be impacted.

Reimbursement for Participants

Participants are also reimbursed for their out-of-pocket travel expenses for each Board or committee meeting attended.

Proration of Retainer and Equity Awards

With respect to Participants who join the Board during a quarter, the Board may prorate such Participant’s SUA as it deems appropriate.

Amendment or Termination

The Board may amend, alter, suspend, discontinue or terminate this program at any time.